As filed with the Securities and Exchange Commission on December 12,
1997          Registration No.333-26631

                           SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                         Post Effective Amendment No. 3
                                  F O R M  S-3

                           REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933

                           FIRST ENTERTAINMENT, INC.
             (Exact name of Registrant as specified in its charter)

Colorado                                          84-0974303
(State Or Other                                (IRS Employer ID No.)
Jurisdiction Of
Incorporation)


1999 Broadway, Suite 3135                      A.B. Goldberg
Denver, Colorado 80202                       1999 Broadway, Suite 3135
(303) 382-1235                               Denver, Colorado 80202
(Address, including zip code                 (303) 382-1235
and telephone number, including           (Name, address, including zip
area code of Registrant's                  code, and telephone number,
principal executive offices)             including area code, of agent
                                            for service)

The Commission is requested to send copies of all communications and notes to:
DAVID J. WAGNER, ESQ.
David Wagner & Associates, P.C.
8400 E. Prentice Ave, Penthouse
Englewood, Colorado  80111
(303) 793-0304

         Approximate date of commencement of proposed sale to the public:
            As soon as practicable following the date on which the
                    Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box

If any of the Securities being registered on this Form are to be offered on a
delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933,
other than securities offered only in connection with dividend or interest
reinvestment plans, check the following space.   X

CALCULATION OF REGISTRATION FEE

                                     Proposed
Title of Each                          Maximum         Proposed
Class  of              Amount      Offering          Maximum   Amount of
Securities to Be       To Be        Price           Aggregate
Registration
Registered              Registered   Per Unit(1)       Offering
Price(1)  Fee

COMMON SHARES            430,000       $1.00           $430,000   $138
$.008 par value

TOTAL                                                             $138

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                  FIRST ENTERTAINMENT, INC.


Cross Reference Sheet Required by Items 1 through 13, Part I of Form S-
3


          Item No. and Caption                        Caption in
Prospectus

 1.   Forepart of the Registration                  Facing page of the
Registration
 Statement and Outside Front                  Statement and Outside
Front
 Cover Page of Prospectus                     Cover Page of Prospectus

 2.   Inside Front and Outside Back                 Inside Front and
Outside Back
 Cover Pages of Prospectus                    Cover Pages of Prospectus

 3.   Summary Information, Risk                     The Company; Risk
Factors
 Factors, and Ratio of Earnings
 to Fixed Charges

 4.   Use of Proceeds                               Not Applicable

 5.   Determination of Offering Price         Determination of Offering
                                                    Price

 6.   Dilution                                      Not Applicable

 7.   Selling Security Holders                  Selling Security Holders

 8.   Plan of Distribution                          Plan of Distribution

 9.   Description of Securities to          Description of Securities;be
Registered                                    Plan of Distribution

10.   Interest of Named Experts                     Not applicable
and Counsel

11.   Material Changes                               Not Applicable

12.   Incorporation of Certain                     Incorporation by
Reference
Information by Reference


Item No. and Caption                              Caption in Prospectus

13.   Disclosure of Commission                      Not applicable
Position on Indemnification for
Securities Act Liabilities

14.   Other Expenses of Issuance                    Part II
and Distribution

15.   Indemnification of                            Part II
Directors and Officers

16.   Exhibits                                     Part II

17.   Undertakings                                 Part II

PROSPECTUS

FIRST ENTERTAINMENT, INC.


 A maximum of 430,000 Shares at the Current Market Bid Price per Share

Outstanding common stock of First Entertainment, Inc. (the "Company") is hereby offered for sale at the current market bid price by certain shareholders of the Company (the "Selling Shareholders") directly to investors on a "best efforts" basis, for the period of effectiveness of this Prospectus, in an amount up to the amount registered hereby (the "Shares"). See "SELLING SHAREHOLDERS" and "DESCRIPTION OF SECURITIES."
 There are no minimum number of Shares which must be sold by the Selling Shareholders to utilize the proceeds of the offering. See "PLAN OF DISTRIBUTION."

The Company's Common Stock is traded in the over-the-counter market on the NASD Automated Quotation System (NASDAQ) under the trading symbol FTET. On September 30, 1997, the closing bid price of the Company's Common Stock was $.97 per share.

See "Risk Factors" for a discussion of certain factors that should be carefully considered by prospective purchasers of the Shares offered hereby.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Shares are offered by the Selling Shareholder, from time to time, and on a continuous basis at the then-current market bid price during the effectiveness of this Prospectus, subject to prior sale and the right to reject orders in whole or in part.

For the determination of the Offering Price, See
"Determination of Offering Price".

The Selling Shareholders intend to contract from time to time with licensed Broker-Dealers ("the Broker"), as their agents for the period of the effective date of this Prospectus for sale of their Shares on a "best efforts" basis. The term "best efforts" basis means that the Broker is obligated to use its best efforts to sell the Shares. All proceeds from the sale of Shares will be distributed to the Selling Shareholders and none will be used by the Company. There is no minimum amount which must be sold by the Selling Shareholders. The Selling Shareholders will pay the Broker a commission in accordance with the applicable NASD requirements for all sales of Shares sold through the Broker. See "PLAN OF DISTRIBUTION".

The date of this Prospectus is December 12 , 1997.

THE SHARES OFFERED HEREBY ARE OFFERED BY THE SELLING SHAREHOLDERS SUBJECT TO PRIOR SALE, TO ALLOTMENT AND WITHDRAWAL AND TO CANCELLATION OR MODIFICATION OF THE OFFER WITHOUT NOTICE. ANY MATERIAL CHANGE TO THE OFFER WILL BE REFLECTED BY AN AMENDMENT OR SUPPLEMENT TO THE REGISTRATION STATEMENT, OF WHICH THIS PROSPECTUS IS A PART. THE SELLING SHAREHOLDERS AND ITS SELLING AGENTS RESERVE THE RIGHT TO REJECT ORDERS IN WHOLE OR IN PART FOR THE PURCHASE OF ANY OF THE SHARES OFFERED HEREBY.

                 AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities
Exchange Act of 1934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").

All reports, proxy statements and other information filed by the Company with the commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20459. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is hereby made to the Registration Statement, which may be obtained from the Public Reference section of the Commission at the address set forth above. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

 INCORPORATION BY REFERENCE

The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus except as superseded and modified herein:

1. The Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 1996.

2. The Company's Quarterly Report on Form 10-QSB, as amended, for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

3.The Company's Current Reports on Form 8-K's dated January 24, 1996, February 6, 1996, April 19, 1996, April 26, 1996 and July 24, 1996 and
August 29, 1997.

Statements contained in the foregoing documents incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that statements contained herein modify or replace such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. The Company is not providing a copy of the latest Annual Report to prospective purchasers to accompany this Prospectus.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13 (c), 14 and 15(d) of the Securities and Exchange Act of 1934, prior to the termination of the Offering or the filing of a post-effective amendment which indicates that all securities offered have been sold or which indicates all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of such filing.

The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to First Entertainment, Inc., 1999 Broadway, Suite 3135, Denver, Colorado 80202, Attention: Secretary (telephone number (303) 382-1235).

THE COMPANY

First Entertainment, Inc. (the "Company" or "FTET") was incorporated under the laws of Colorado on January 17, 1985. Currently, the Company is a multi-media entertainment conglomerate, holding controlling interests in five distinct segments, four active and one inactive. The four active segments, which are controlled by the parent company, FTET, are known as "Video," "Radio," "Live Entertainment", and "Retail". The inactive segment is known as "Film". In
November 1995, the Company determined to discontinue the operations of its copyrighted properties segment, which it acquired in 1994. Initially, the Company's business consisted of the production of pre-recorded travel guides and special interest videos. In 1987, the Company entered the radio broadcasting business by acquiring Quality Communications, Inc, a Wyoming corporation pursuant to which the Company operates the radio segment of its business. In 1992, the Company acquired a controlling interest in First Films, Inc. ("FFI"), a publicly held Colorado corporation, under which its film and live entertainment operations are undertaken. In December 1996, the Company commenced operations of selling infomercial products in free standing unmanned kiosks in major retail malls including U.S. Military bases. This segment is known as the "retail" segment.

RISK FACTORS

The securities offered hereby represent a speculative investment and involve a high degree of risk of a loss of part or all of the investment. Therefore, prospective investors should read this entire Prospectus and carefully consider, among others, the following risk factors in addition to the other information set forth elsewhere in this Prospectus prior to making an investment.

RISKS OF THE OFFERING

History of Losses.

During the period from inception (January 17, 1985) to December 31, 1996, the Company incurred operating losses in each fiscal year. Cumulative net losses for that period amount to approximately $11,830,000. As of December 31, 1996, the Company had a stockholders' equity of approximately $1,143,000, had an excess of current liabilities over current assets of approximately $1,261,000 and, in some cases, has been unable to meet its obligations as they become due. The independent certified public accountants' report on the financial statements of the Company contain an explanatory paragraph, which, in general, indicates that the Company has suffered recurring losses from operations, has a working capital deficiency and has defaulted on a substantial portion of its debt. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans include obtaining additional financing, and/or extending its existing debt obligations, and/or obtaining additional equity capital and ultimately achieving profitable operations. The financial statements do not include any adjustments that might result from these uncertainties.

"Best Efforts-No Minimum" Distribution

The Shares offered hereby are offered on a "Best Efforts-No Minimum" only basis by the Selling Shareholders, and no individual or firm is committed to purchase or take down any of the Shares so offered; there is no assurance that any portion of the Shares so offered will be sold. Such proceeds will be utilized immediately regardless of how much may be raised in this offering. The funds will be transmitted to the Selling Shareholders and the Shares will thereupon be issued and no refund will be made to investors thereafter. See "PLAN OF DISTRIBUTION."

Limited Public Market

Historically, there has been a limited public market for the Common Shares of the Company. This situation has not changed with the listing of the Company on the NASDAQ. There can be no assurance that a larger, liquid market will ever develop or that if developed, it will be sustained. Individuals may not be able to liquidate their investment on favorable terms at the time they desire to do so.

Potential Future Sales Pursuant To Rule 144 By Existing Shareholders

At September 30, 1997, there were 6,176,504 shares issued and outstanding. As most of these shares of Common Stock held by the Company's present shareholders have not been registered under the Securities Act of 1933, as amended (the "Act") but are, under certain circumstances, available for public sale pursuant to Rule
144, promulgated under the Act. Approximately 95% of these restricted shares have passed the date upon which such restricted shares may be sold in reliance upon Rule 144. Generally, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of shares which does not exceed the greater of one percent (1%) of the then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144(k) also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has not been an affiliate of the Company for at least 90 days and who has satisfied a two year holding period. The possibility of sales under Rule 144 may adversely affect the market price of the Company's securities. However, there can be no guarantee what the precise effect, if any, will be as a result of the registration of these Common Shares.

BUSINESS RISKS

Intense Competition.

Competition is intense in each segment of the entertainment industry in which the Company engages. Many of the organizations with which the Company will be in competition have far greater financial and creative resources and larger staffs than the Company. In addition, many of such organizations have proven operating histories, which the Company lacks. See BUSINESS--Competition.

Negotiation of Rights to Literary Properties and Other Risks.

The negotiation of acquisition, production financing, production, distribution and sub-distribution agreements can be a critical factor in the Company's business. There can be no assurance of the success of any such negotiations. It is possible that any or all of the projects packaged by the Company could fail to receive any commitment for production financing, production or distribution.

Even when funds are obtained for the production of a particular project, its actual production may be delayed because of various events beyond the control of the company such as labor problems, delays in supplies, props or costumes, equipment breakdowns, weather delay and other circumstances. The Company intends to seek insurance in order to reduce its exposure to such risks, but the company's success in obtaining insurance against all such contingencies is unlikely and additional financing may be required under such circumstances. In the absence of a completion bond, and in the event that such financing is not available, or substitute artists, screenwriters or producers cannot be engaged, the project may have to be abandoned. If, on the other hand, a delayed project can be produced, it might be completed only at as ubstantially higher cost to the Company.

Speculative Nature of the Company's Business.

Profits, if any, from the businesses in which the Company engages are dependent on widespread public acceptance of, and interest in, each creative project undertaken by the Company's various segments. Audience appeal depends upon factors which cannot be ascertained reliably in advance and over which the Company may have no control, including, among other things, unpredictable critical reviews, positioning in the market and changeable public taste. Due to factors such as the unpredictability of audience appeal, many of the Company's completed projects may fail to generate sufficient revenues to recover their costs of acquisition, development, production and distribution. The Company may not recoup all or any portion of its investment in a particular project, and there can be no assurance that any project will yield profits to the Company.

Success Dependent on Management.

Success of the Company depends on the continued active participation of A.B. Goldberg, the Company's President. There is no employment agreement with him, and the Company has not obtained any "key-man" insurance from which it would benefit in the event of his death. However, the Company intends in the future to negotiate an employment agreement with him. The loss of the services of Mr. Goldberg would adversely affect the continued development of the Company's business.

BUSINESS

General

First Entertainment, Inc. (the "Company" or "FTET") was incorporated under the laws of Colorado on January 17, 1985. Currently, the Company is a multi-media entertainment company, holding controlling interests in five distinct segments, four active and one inactive. The four active segments, which are controlled by the parent company, FTET, are known as "Video," "Radio," "Live Entertainment," and "Retail". The inactive segment is known as "Film". In November 1995, the Company determined to discontinue the operations of its copyrighted properties segment, which it acquired in 1994. Initially, the Company's business consisted of the production of pre-recorded travel guides and special interest videos. In 1987, the Company entered the radio broadcasting business by acquiring Quality Communications, Inc., a Wyoming corporation pursuant to which the
Company operates the radio segment of its business. In 1992, the Company acquired a controlling interest in First Films, Inc. ("FFI"), a publicly held Colorado corporation, under which its film and live entertainment operations are undertaken. In December 1996, the Company commenced operations of selling infomercial products in free standing unmanned kiosks in major retail malls including U.S. Military bases. This segment is known as the "retail" segment.

Video

Initially, the Company entered the pre-recorded videocassette product market through the design, production and distribution of pre-recorded videocassette travel guides and later expanded into production and distribution of special interest videocassette productions. In June 1986, the Company entered into a trademark licensing agreement with Rand McNally, providing the Company the right to use the Rand McNally name worldwide for its Video Trip product.

 In 1993, the Company negotiated the termination of its relationship with Rand McNally. In July 1993, the Company entered into a new agreement, entitling it to use the KODAK trademark of Eastman Kodak Company for video through its exclusive U.S. distributor, Woodknapp and Company, Inc. This agreement allowed Woodknapp and Company, Inc. to become the exclusive domestic distributor for the Company's Video Trip product and allowed the Company to receive sponsorship assistance from Eastman Kodak Company. This agreement allowed the Company to pass through some of the costs of packaging, marketing and distribution to Woodknapp, who is one of the largest distributors of special interest video in the United States. The Company bore the expense of editing the Rand McNally trademarks from the programs. This editing was completed in December 1993 and shortly thereafter, Woodknapp released, domestically, the first of five release groups created from the Video Trip library. In January 1995, the Company was informed that Woodknapp and Company, Inc. had ceased operations and would not be able to honor its contract as the Company's exclusive U.S. distributor of Video Trips. The Company feels that because of cash flow problems of Woodknapp they were not able to effectively market their Video Trips in 1994.

 In 1995, the Company signed a three year distribution agreement with Fox Lorber, whereby Fox Lorber would test the distribution of 12 video trip titles in North America. Fox Lorber has the right to acquire the remaining 28 video trip titles and extend the term of the agreement from three years to seven years with an additional advance royalty payment of $58,000. During 1996, the Company sold all its foreign distribution rights to Fox Lorber for $50,000.

 Radio

 In October 1987, the Company entered the radio broadcasting business through the acquisition of Quality Communications, Inc. ("Quality Communications"), a Wyoming corporation. At that time, Quality Communications owned and operated three radio stations, which serve markets in Northeast Wyoming and central Iowa.
In August 1989, the Company sold two radio stations in Boone, Iowa. The Company, through Quality Communications, operates a radio station, 100.7, The Fox, located in Gillette, Wyoming.

In November 1993, the Company changed the music format of the radio station formerly known as KGWY, or Y-100, from a top-40 station to a format known as the
"Heart of Rock". In February, 1995 the format was changed again to contemporary country. The changes have had a positive effect on its market share and gross revenues. Independent market surveys show the radio station has approximately
44% of the market in Gillette, Wyoming. In 1996, the radio station started promoting concerts using up and coming country and western singers. The radio station was a venue to promote the concerts and add an additional source of revenue for the radio station.

 Live Entertainment

FFI owned and operated two comedy clubs, one located in Denver, Colorado and one in Tampa, Florida. The Tampa, Florida, club was closed on January 29, 1995 due to less than expected attendance.

The goal of this division is to produce first-rate shows in the theater environment. Revenues are generated through both ticket sales at the door and beverage and food sales at tables. Clubs are open to the public only for shows, which last from 1 to 2 hours each, and number as many as three per night. Non-show times are devoted to preparing and producing a show that changes completely each week, and to promoting and marketing the nightclub.

FFI acquired 100 percent of the outstanding stock of Comedy Works, Inc., a
Colorado corporation, on September 13, 1990 in an exchange for 200,000,000 shares of common stock. Comedy Works was incorporated in 1982 and has operated from its
Larimer Square, Denver, Colorado location since that time.  Comedy
Works Larimer
Square typically has ten shows per week and has averaged over 2,000 customers per week for the past fifteen years.

 Retail

In December, 1996 the Company commenced operations of its retail segment. The segment consists of selling the most common and most popular infomercial products in free standing un-manned kiosks in retail outlets throughout the United States.
 The Company intends to expand operations to include manned kiosks in major retail malls. Each manned kiosks will be approximately 250 square feet and will have approximately 35 to 50 of the top selling infomercial products. The Company opened its first four locations in December, 1996, in Pearl Harbor, Andrews Air
Force Base and Bolling Air Force Base in Washington, D.C. and
Leichmere's in
Cambridge, Massachusetts. The Company intends to complete a private placement of up to $800,000 in 1997 to fund the planned expansion of manned kiosks in major retail malls throughout the United States. The Company operates the kiosks under the name "The Best of As Seen on TV" ("ASOTV").

Other Business Development

Balzac

In April 1996, the Company acquired certain assets from Balzac, Inc., a private company which manufactures and distributes toys, including a product line of toy balls. The assets and rights acquired consisted of the following: inventory of
Balzac toys, the exclusive license of Balzac for Australia and various other rights.

The exclusive license agreement for Australia was acquired for $800,000 payable within five years based upon a formula of 60% of net profits from the sale of
Balzac products in Australia. The inventory and various other rights were acquired by issuing 1,100,000 shares of the Company's restricted common stock valued at $1.2 million. In addition, the Company granted certain stock options to Balzac to purchase shares of common stock of the Company.

During 1996, a dispute arose between the Company and Balzac where Balzac asserted a violation of the Purchase Agreement. Balzac seized the inventory valued at $1 million, which was collateral on the fixed obligation due under the Australian
Licensing Agreement, to satisfy the $800,000 obligation under the Licensing
Agreement. The Company asserted that Balzac had no right under the Purchase
Agreement or License Agreement to seize the inventory and apply the proceeds against the note obligation under the License Agreement.

In April 1997, Balzac and the Company entered into an agreement whereby Balzac will buy back the Australian Licensing Agreement for $800,000 and will repay the
Company $200,000 which was the difference between the value of the seized inventory and the obligation under the licensing agreement. The
$1,000,000 will
be repaid over forty months at 8% per annum.

  Image Marketing Group

On September 6, 1994, the Company acquired an 84 percent interest in Image
Marketing Group, Inc. ("Image"). The Company issued 248,297 shares of its restricted common stock in exchange for 1,986,374 issued and outstanding shares of Image. In addition, the Company issued 231,976 shares of its Class B preferred stock in exchange for all the issued and outstanding preferred stock of Image and approximately $420,000 of related party debt.

Image had a substantial amount of working capital invested in inventory items that were not selling, therefore it was unable to recover its investment in inventory or reinvest in new images from the sale of existing inventory. FTET invested approximately $700,000 in Image in an effort to generate sales through introduction of new images to customers. Image was unable to generate enough sales or liquidate its inventory to generate working capital to support continued operations. Since 1993, Image has had losses from operations and at the time it was acquired by the Company was in need of working capital to finance inventory growth. Even with a working capital infusion of approximately $700,000, Image continued to incur losses as a result of declining sales. In November, 1995 it was determined that additional working capital would not be advanced to Image and that the Company would terminate operations and seek a buyer for Image. The discontinuance of operations of Image resulted in a loss of approximately $2.2 million for the year ended December 31, 1995 of which $1.6 million represents the write down of assets to their net realizable value.

On April 24, 1996 The Company and Harvey Rosenberg, a former officer and director of the Company entered into a Purchase Agreement for the sale of Image. Mr.
Rosenberg purchased the Companys 1,986,376 shares of Image for $1,000 resulting in a gain of approximately $414,000. At the time of the disposition of Image,
Image had liabilities in excess of assets.

The results of operations of Image for the year ended December 31,1996 and 1995
are disclosed in the accompanying statements of operations as discontinued operations.

  Indian Licensing

In February 1995, the Company signed a series of agreements giving it certain licensing and merchandising rights for the Indian Motor Company, which required the approval of the bankruptcy court. These rights were never approved by the
Bankruptcy Court.

In January, 1996 A.B. Goldberg, Harvey Rosenberg, a former director and several other unrelated parties were named as defendants in a law suit filed by Sterling
Consulting Corporation, Receiver for Indian Motorcycle Manufacturing,
Inc.  The
Company filed a counter claim against the Receiver  in July, 1996.  In
September
1996, the Company and the Receiver commenced settlement negotiations whereby all parties would resolve their dispute. In February, 1997 the Company and the
Receiver agreed to the terms of a settlement. The proposed Settlement Agreement calls for the Company to relinquish all rights or claims to the Indian Motorcycle
Trademark or the use of the Trademark and any licensing rights. In addition, all claims by the Receiver and the Company shall be released and the Company shall pay to the Receiver approximately $114,000. All rights acquired from Scott
Kajiya and Jamie Ruiz for the use of the Indian Motorcycle Trademark in Japan are also assigned to the Receiver.

The transactions described above relating to Indian Licensing have been rescinded in the accompanying financial statements effective from the date the transactions were entered into as if the transactions did not occur.

Letters of Intent

In January, 1997, a non-binding letter of intent was signed with Enternet
Corporation, an international marketer of infomercial products. Enternet has successfully combined international wholesaling as well as the franchising of its retail kiosk concept under the name "TV to You". In addition, Enternet operates the most prominent "As Seen on TV" internet shopping site under the name "As On
TV", offering a complete array of infomercial products. This potential acquisition fits in well with the development of "The Best of As Seen on TV" in retail locations in the United States, combined with Enternet International expertise and an internet web site. The Company would issue 300,000 shares of common stock of the Company and 100,000 shares of ASOTV for 60% of Enternet.
Consummation of the acquisition was subject to a number of conditions including the negotiation of definitive agreements, completion of due diligence and approval by the Board of Directors of both companies. Upon completion of the
Company's due diligence, the letter of intent was terminated.

In March, 1997, a non-binding letter of intent was signed with ONLINE
Casino's,
Inc. ("ONLINE") regarding the potential acquisition of ONLINE, which consists of a fully licensed operating gaming casino in the Caribbean, along with an internet gaming license and internet gaming software that controls all aspects of the system. The purchase price of ONLINE was estimated to be $26 million consisting of debt and equity financing. Consummation of the acquisition was subject to a number of conditions including the negotiation of definitive agreements, completion of due diligence and approval by the Directors of both Companies. By mutual agreement, the Company and ONLINE decided to terminate the transaction.


The Company signed a letter of intent with Global Casinos, Inc. to acquire control of their subsidiary Global Internet Corporation (Internet). On December 5, 1997 in a special shareholders meeting, the shareholders of The Company approved the acquisition of Internet. The transaction will be accounted for as a purchase such as that Internet will become a subsidiary of the Company. When completed the former shareholders of Internet would own approximately 5.7% of the Company. The transaction is intended to be structured as an exchange of Class B convertible preferred stock of the Company for the common stock of Internet. At the present time, approximately 50% of the shares of Internet has been exchanged for approximately 30,000 shares of Class B Convertible Preferred stock of the Company that is convertible into 375,000 common shares. (See Acquisitions and Mergers- Global Internet)

The present exchange would give the Company effective control of Internet, and the current shareholders of Internet would become affiliates of the Company.

The Company has decided to engage in the transaction with Internet to broaden the asset base and increase the value of the Company's shares as a result of acquiring a potentially profitable business. None of the rights of any securities holders will be affected by this transaction. The securities of the Company which have been issued in this transaction are Class B preferred shares. It is probable that the Class B shareholders will elect to convert their shares into common shares of the Company, which will have the same rights and privileges as all other common shares but will be restricted securities under the Securities Act of 1933, as amended.

Competition

 Video

The production and marketing of pre-recorded video cassettes is a highly competitive business. The Company vies with many companies and individuals that have substantial experience in acquiring, producing and distributing such products. Most have resources substantially greater than those of the Company.
 These competitors include both large and small independent production companies, television and film studios, and others. The Company knows of numerous other videocassette travel guide series (including International Video Network's Video
Visits, Travelview, Laura McKenzie's Travel Guide and Fodor's Travel
Video);
however, the Company believes that the Kodak name and the quality of its programs set it apart from its competitors.

  Radio

FM100.7, "The Fox" competes with seven other signals available in the area. Two of these radio signals originate from Gillette, Wyoming. The Company presently enjoys the largest share of the market, estimated to be 44 percent.

Live Entertainment

Competition is intense in the comedy and music night club entertainment industries. On a national level, the Company competes for entertainers with companies that are better capitalized, highly visible and have longer operating histories and larger staffs in their respective locations. None of the national comedy clubs have locations in Denver, Colorado. Comedy Works Larimer Square has been in business in Denver, Colorado for 15 years and the Company believes it to be the highest revenue-producing comedy club in the area. The Company believes that Comedy Works Larimer Square provides higher-quality acts than its local competitors, reflected in the fact that it charges approximately twice the admission price of its local competitors. The two main competitors of Comedy
Works Larimer Square are both individually-owned and located in shopping centers in the suburbs, while Comedy Works is located in the downtown Denver area.

Retail

There are several companies that sell infomercial products in retail locations, none of which have a national presence. Other companies are more experienced and are better capitalized but the Company believes it will distinguish itself from competition by offering only the best and most popular infomercial products and by having a better, more up-scale presentation of its products.

 Licenses

The Federal Communications Commission (FCC) issues radio broadcasters a license to operate within their assigned frequency for seven years. These licenses, upon application, are renewable for additional seven year periods. The FCC issued
KGWY its original license on October 1, 1983, to operate at a frequency of 100.7
MHz, 24 hours a day, at 100,000 watts of effective radiated power. It was subsequently reissued in October of 1997. It will be up for renewal again on
October 1, 2004. During the renewal process the public has an opportunity to express its opinion of how well the particular station is servicing its broadcast area. Extreme public negativity during this period can hold up the reissuance process. In addition, frequent violations of FCC rules and regulations can be cause for the denial of the station's license renewal.


The FCC allots a certain number of frequencies for each broadcast area, based upon community need, population factors and the determination of the economic viability of another station in the designated region. Currently there are no other licenses available in the Gillette area. It is possible to request that the FCC reconsider opening up further frequencies through its rule making body, but this can be a time consuming process. All sales of stations and subsequent transfers of licenses must be approved by the FCC.

 Seasonality

Video

Although revenues are spread over the entire calendar year, historically the third quarter generally reflects the highest revenues for each year due to increase in wholesale buying for the holiday season.

Radio

Although revenues are spread over the entire calendar year, the first quarter generally reflects the lowest and the fourth quarter generally reflects the highest revenues for each year. The increase in retail advertising each fall in preparation for the holiday season, combined with political advertising, tends to increase fourth quarter revenues.

Retail

Historically retail is the strongest in the October through December months. The
Company projects a decline in sales during January through March and July through
September with the second and fourth quarters showing the stronger sales.

Live Entertainment

The Company has found that its highest-revenue months are from July 15 to October
15 of each year. From approximately May 15 to July 15 of each year, business is typically down 30 percent below average, primarily because customers prefer outdoor activities at that time of year. During the holiday season, management has found a slight increase due to once-a-year customers, on vacation or hosting visiting friends or relatives.

Employees

First Entertainment, Inc.

Currently, FTET, the Holding Company, employs one executive and one administrative person. The Holding Company contracts the accounting and administrative function to a company owned by the former president and to other independent consultants.

Video

The Company does not have any video employees, but rather relies upon its distribution for video sales.

Radio

The Company employs approximately five full-time employees and eight part-time employees. Of the full-time employees, they are engaged mainly in the administrative radio operations and sales. The part-time employees are engaged in the on-air activities as on-air personalities.

Live Entertainment

This division has three full-time employees and approximately 20 part-time employees. Full-time employees are management staff and part-time employees are waitresses, bartenders, and door personnel.

Retail

Currently, this division has one full-time employee.

Legal Proceedings

The Company knows of no litigation pending, threatened, or contemplated, or unsatisfied judgments against it, or any proceedings of which the Company or any of its subsidiaries is a party, except as specified below. The Company knows of no legal actions pending or threatened, or judgment entered against any of its officers or directors or any of its subsidiaries in their capacities as such, except as specified below.

In January, 1996 the Company, AB Goldberg, Harvey Rosenberg and several other related and unrelated third parties were named as defendants in a lawsuit filed by Sterling Consulting Corporation as Receiver for Indian Motorcycle Manufacturing, Inc.("IMMI") The Complaint alleges interference by defendants in the business of IMMI, conflicts of interest of AB Goldberg, breach of fiduciary duty, unjust enrichment, and bankruptcy fraud.

In July 1996, The Company filed suit against the Receiver alleging intentional interference of contracted relationships and breach of licensing agreements. In
September 1996, the Company and the Receiver commenced settlement negotiations whereby all parties would resolve their disputes.

In February 1997, the Company agreed to terms of a Settlement Agreement with the
Receiver whereby the Company would relinquish all rights to the Indian
Motorcycle
Trademark and pay the Receiver approximately $114,000. (See Item 1,
Other
Business Developments herein)

In March 1997, the Company commenced legal proceedings against Image
Marketing
Group, Inc. and Harvey Rosenberg, Burt Katz ( a director of the
Company) and
Michael Katz, individually (the Defendants), for collection of approximately
$700,000 in advances to Image Marketing.  The suit was filed in Denver
District
Court. The suit was settled in July 1997 whereby the defendants returned 144,410 shares of common stock of the Company and Burt Katz resigned from the board.

In addition, the Company has commenced legal proceedings against HK
Retail
Concepts for breech of contract. The claims are for unspecified damages at this time. The suit was filed in Denver District Court.


In May, 1997 First Entertainment, Inc. was named as a co-defendant in a lawsuit filed in Superior Court California, Court of San Diego. The plaintiff alleges securities fraud and is seeking the return of their $75,000 investment, interest at 10% from the date of their investment through the date of repayment and legal fees. The Company believes the lawsuit is without merit. While action involves matters for which the ultimate liability, if any, has not been determined, management does not expect the outcome to have a material adverse effect on the financial position of the Company.


                                  ACQUISITIONS AND MERGERS

Since inception the Company has engaged in a series of mergers and acquisitions resulting in its present corporate structure and operating subsidiaries.
Currently, the Company has the following  transactions to report:

Power Media

In July, 1996, the Company issued 770,000 shares of its restricted common stock, valued at $408,100, in exchange for 18,000 of the 25,000 then issued and outstanding shares of Power Media Communications International, Inc. (Power
Media), or 72% ownership. Power Media was a substantially dormant company that had developed the concept of selling infomercial products in kiosks primarily located in retail malls.

In November 1996, a new entity was formed called "The Best Of As Seen on TV",
Inc. ("ASOTV") for the purpose of acquiring all of the issued and outstanding
common stock of Power Media and to provide original incorporators with ownership
in ASOTV.  The original incorporators of ASOTV were issued 464,000 shares of
ASOTV for par value ($.001 per share), which included 220,800 shares issued to
NMG, LLP, an entity owned by the wife of the president of the Company.
ASOTV
then issued 1,015,000 shares of common stock to the Company for their
18,000
shares of Power Media and issued 324,500 shares to an unrelated party for the remaining 7,000 shares of Power Media. In addition, ASOTV received a stock subscription from the previous owner of the 7,000 shares of Power Media to purchase approximately 325,000 shares of common stock of ASOTV for $150,000, of which $100,000 was received in 1996. As a result of the above transactions,
ASOTV owned 100% of Power Media and the Company owned approximately 56 percent of ASOTV as of December 31, 1996.

Polton

On May 10, 1994, the Company acquired approximately 80% of the issued and outstanding common stock of the Polton Corporation ("Polton") by issuing 75,000 shares of the Company's restricted common stock valued at $318,000. In addition, the Company advanced Polton $200,000 for working capital. Polton is primarily engaged in the manufacturing and distribution of compact discs and cassettes for
Warner Music labels.

Shortly after the consummation of the Polton acquisition a dispute arose between the Company and Polton whereby Polton refused to provide financial information to the Company necessary to report the consolidated results of operations since the date of acquisition.

In November, 1995, the Company reached an agreement with Mr. Gary Firth, president of Polton, and Polton whereby Mr. Firth would return the 75,000 shares of the Company's common stock and repay $100,000 of the $200,000 advanced as working capital. The agreement resulted in a write down of the note receivable of $100,000 which has been reflected in the accompanying consolidated statement of operations in selling, general and administrative expenses during 1995.

Global Internet Corporation

General

The Board of Directors had previously decided that the Company should look at the
Internet gaming industry as a potential area of development. The Board of
Directors felt that this industry, while new and subject to potential risk and uncertainty, particularly in the regulatory area, offered unique opportunities for substantial profits over a relatively short period of time with minimal investment. The Board of Directors exercised its discretion under the Business
Judgement Rule as adopted in the State of Colorado to seek to place the Company into the Internet gaming industry and believes that such a move is the most appropriate action for the Company at this time.

It was the feeling of the Board of Directors of the Company that the Company should look to acquire a company already in that business, even if only on a development stage or preliminary basis, to accelerate the Company's ability to become operational in this industry. The Company looked at two companies in this industry, including Internet. The other company was called OnLine Casinos, Inc, a private company. No other companies were considered because these were the only companies which the Company could find that could be potentially acquired and were of a size which the Company believed it could absorb into its operations.

The Company performed due diligence on each company. After conducting its due diligence, the Company chose Internet over OnLine Casinos, Inc. because the
Internet transaction was less dilutive to shareholders, was less complex to complete, and did not involve a substantial assumption of debt, which would have been required in the other transaction. The transaction with OnLine Casinos, Inc.
would have required the Company issuing approximately $10 Million worth of its own securities and assuming approximately $15 Million in debt. In addition,
OnLine Casinos, Inc. did not have software development contracts in place to the extent that Internet did. The transaction was negotiated with Internet on an arms-length basis. The Company's due diligence and prior negotiation with OnLine
Casinos, Inc. had given the Board of Directors an indication of the prevailing values in this industry.

The Company has decided to engage in the transaction to broaden the asset base and increase the value of the Company's shares as a result of acquiring a business which plans to be in an industry which the Company believes can be a source of profit in a short period of time. None of the rights of any securities holders will be affected by this transaction. The securities of the Company issued in this transaction are preferred shares, which have the same rights and privileges as all other preferred shares of the same class and are restricted securities under the Securities Act of 1933, as amended. The Company is acquiring Internet for its preexisting debt, as measured in the securities of the
Company, with no premium attached to the price of the acquisition.

As far as the Company's common share are concerned, both the high and low bid prices as of the date preceding public announcement of the transaction were
$1.06.

The Terms.



This transaction is planned as a purchase such that Internet became a subsidiary of the Company and the former shareholders of Internet would thereby own approximately 5.7%of the Company. This transaction has been accounted for as a purchase. At the present time, approximately 50% of the shares of Internet has been exchanged for approximately 30,000 shares of Class B Convertible Preferred stock of the Company that is convertible into 375,000 common shares.

The present exchange has given the Company effective control of Internet, and the current control shareholders of Internet are now affiliates of the Company.
However, at the present time, Internet is in the development stage and has not commenced operations. Internet is expected to commence operations only after the
Company has completed a private placement to fund its efforts.

The Company has decided to engage in the transaction with Internet to broaden the asset base and increase the value of the Company's shares as a result of acquiring a potentially profitable business. At the present time, Global, as well as the Company, has a going concern qualification to its financial statements. In addition, Global will need substantial capital and must overcome potentially significant regulatory hurdles to begin business. However, the
Company believes that the combination of the two companies will create a potential which neither company presently has to raise additional capital to carry out the Global business plan.

 None of the rights of any securities holders will be affected by this transaction. The securities of the Company which have been issued in this transaction are Class B preferred shares. It is probable that the Class B shareholders will elect to convert their shares into common shares of the Company, which will have the same rights and privileges as all other common shares but will be restricted securities under the Securities Act of 1933, as amended.

Global Internet Corporation (Internet) was incorporated in June 1996, for the purpose of developing a virtual casino to provide gambling on the Internet.
Internet's operations will eventually be based offshore and Internet will focus its attention on creating a worldwide market. Internet is a development stage company which has not yet commenced operations. Internet has no material inventories or accounts receivable. No independent market surveys have ever been conducted to determine demand for the Internet's products and services. Internet has never generated any revenues. At the present time, Internet's principal assets are the software contracts which it possesses to develop a virtual casino.

Narrative Description of the Business

In June 1996, Internet entered into a Web Site Development and
Maintenance
Agreement with DDB Needham Interactive Communications ("DDB"), whereby DDB, with the assistance of Electronic Data Systems Corporation ("EDS") as a subcontractor, agreed to develop a Virtual Internet Casino. As of March 1997, the June
Agreement was superseded with a new agreement.

The agreement outlines a two-phase Web Site development program. Under Phase 1, the agreement calls for the development of five gaming sites: black jack, poker, roulette, slot machines and keno. At these sites, players would be able to use money to play against the house or to enter tournaments in which top place finishers would win prizes. The purpose of Phase 1 is to have a fully operational site where the application can gain acceptance while a customer base is being developed. In Phase 2, Internet intends to expand the complexity of the games to include multi-player games site that will generate additional revenue as a percentage of the money gambled.

Internet has to date paid DDB a total of $282,509 for the work which has already been completed. The new agreement provides that DDB will resume work on Phase
1 once Internet places the remaining balance due of $1,250,000 into escrow.

The Company intends to do an equity financing raising approximately $2.2 million exclusive of commissions and expenses to complete the funding obligation to DDB and ongoing expenses necessary for the operations of Internet through 1998. DDB has agreed to extend the escrow requirement until financing is completed. This equity financing will be for common shares of the Company and is expected to be priced at $.75 per common share and thus is not expected to be substantially dilutive to existing Company shareholders.

The Company has a letter of intent from Commercial Capital Corp. and Four Seasons
Partners, Inc., a financing firm, to provide the financing in a private placement. If the Company is unable to finance the private placement transaction, the Company will seek alternative financing, none of which it presently possesses. The Company will look at additional equity financings or at debt financings, if such can be arranged on terms beneficial to the Company. At the present time, the Company has no definite financing plans other than the letter of intent for a private financing.

Under Phase 1, there will be development of a virtual Internet casino. Internet intends to engage in Internet commerce in countries other than the U.S. completely through a foreign subsidiary, and therefore does not plan to obtain any federal, state or local permits. The decision to not obtain any such federal, state, or local permits is based upon an opinion from the law firm of Graham,
Bright & Smith, P.C., Dallas, Texas, which stated that neither the
Company,
Internet, nor the Dominica corporation (see following paragraph) will be required to file or obtain any U.S. federal, state or local permits to engage in the activities conducted on Internet's web site. It should be noted that the laws in the United States are unclear as to the extent of federal, state, or local jurisdiction. There is a potential risk for the foreseeable future that regulatory authorities in the United States may attempt to assert jurisdiction in this industry, including over US domiciled corporations who have their off shore operations in foreign subsidiaries. There can be no guarantee that Internet will be free of such attempts to assert jurisdiction. Any such attempts to assert jurisdiction on Internet could have a materially adverse effect on Internet's and the Company's operations. The successful assertion of U.S. jurisdiction would also have a materially adverse impact on both Internet's and the Company's operations. At the present time, the Company cannot assess the likelihood that such attempts to assert jurisdiction will occur.

Internet intends to obtain licenses to operate in countries where Internet gaming is regulated and legal. To date, Internet has made application for a license to operate a virtual casino on the island of Dominica, which is a country in the
West Indies with a population of approximately seventy thousand residents. None are expected to be involved as customers of the virtual casino. Internet expects to be granted such license promptly, which is the primary reason for seeking to do business in Dominica.

The terms of the proposed license are as follows. The term of the initial license will be for five years. No renewal provisions are contained in the proposed license. The license is expected to be granted upon the payment of a $15,000US fee. The license would be non-exclusive, although no other licensee may have more favorable terms than Internet. Internet must commence operations within one year of the grant of the license and maintain constant operations during the term thereof. Any third party advertising placed on the Internet must be approved by the appropriate Dominica governmental authority. Internet must agree to pay the government of Dominica per annum 5% of the net win/loss wagered or $25,000US, whichever is greater. This provision is subject to audit by the Government of
Dominica. In addition Internet must agree to hire a minimum of six persons at a rate of not less than $3.00 per hour to assist in the operation of the business in Dominica. Internet must pay all charges, costs, levies, and other expenses in connection with the use and access to the Internet. Any breach of the license must be remedied within sixty days of notice or the license is revoked. On its behalf, Dominica would agree to provide to Internet access under the most favorable terms available to international telecommunications services, to give
Internet the right to import all of its equipment for Internet gaming on a duty free basis, to provide all work permits for such technical and managerial personnel as may be necessary to operate Internet's business, to exempt from income, withholding, sales and other taxes Internet's revenues and those of its subsidiary and to exempt from such taxes all non-resident employees of Internet or its subsidiary and all winnings of non-Dominican customers of Internet.
Disputes under the license are subject to arbitration under Dominica law. The license, which Internet plans to obtain, is contains all of the requirements for
Internet to operate in Dominica.

No independent market surveys have ever been conducted to determine demand for the Internet's products and services on Dominica. Internet plans to use Dominica essentially as a base for its world wide virtual casino. At the present time,
Internet has not selected which countries it intends to target to develop a customer base nor has it conducted any independent market surveys to determine demand for the Internet's products and services elsewhere in the world. Internet plans to select the countries it intends to target after the Company has completed the private placement for Internet. Internet will retain local counsel for each proposed principal jurisdiction, will review the laws of each potential jurisdiction abroad and will select only those jurisdictions in which it believes that its activities will not contravene local laws. In the Company's opinion, such activities could be completed within six months of commencement and could cost approximately $50,000US, which has already been included in the planned budget. As of the date hereof, no advertisers have agreed to furnish prizes or otherwise be associated with Internet's efforts.

Internet intends, however, to exclude U.S. residents from being able to play commercially on its virtual casino system. Internet will use a variety of methods to do so, such as addresses and questionnaires. However, the primary basis will be origin of funds as the determinant of eligibility. In addition to posting a warning on the site that persons resident in the United States are not eligible to play on the site, Internet intends to verify origin of funds. If the funds originate from a banking source located in the Continental U.S. or U.S. administered territory, the transaction will not be completed. In case of electronically transferred funds such as Visa or Mastercard, Internet will check country of origin as part of the initial funds verification. If the source comes back to the United States, the transaction will be denied. In cases where funds are transferred by wire or remitted by check, if found to be originating in the
United States, the funds will be returned to the sender on receipt.
THIS METHOD
OF EXCLUDING U.S. RESIDENTS IS NOT WITHOUT RISK BECAUSE NO ONE CAN
OFFER COMPLETE
CERTAINTY THAT SUCH RESIDENTS SHALL BE EXCLUDED. The decision to principally rely upon this method of exclusion is based solely upon the Board of Directors belief that such is the best option available at the present time. Principal reliance upon this method may be subject to actions from governmental regulators. It should be noted again that the laws in the United States are unclear as to the extent of federal, state, or local jurisdiction. At this time, it is not possible to obtain clear and definitive legal advice as to the limits of U.S. jurisdiction in this matter. Therefore, the Company is taking a risk in going forward in this industry. There is a potential risk for the foreseeable future that regulatory authorities in the United States may attempt to assert jurisdiction in this industry, including over US domiciled corporations who have their off shore operations in foreign subsidiaries. There can be no guarantee that Internet will be free of such attempts to assert jurisdiction. Any such attempts to assert jurisdiction on Internet could have a materially adverse effect on Internet's and the Company's operations. The successful assertion of U.S. jurisdiction would also have a materially adverse impact on both Internet's and the Company's operations. At the present time, the Company cannot assess the likelihood of such attempts to assert jurisdiction occurring. Internet plans to continually refine its operations to achieve certainty that US residents will be completely excluded. The ultimate success of such plans cannot be determined at this time.
Internet plans to use the most current technology available to exclude
U.S.
residents from its virtual casino.

Phase 1 will require DDB to develop a proprietary connection on the Internet.
 This will enable players to have a continuous interactive connection with the
Server. The rapid response time and percentage decrease in inadvertent disconnections between the User and the Server will be a deciding factor in the success of this Phase.

The agreement with DDB provides that Internet will own all proprietary rights to the software and the underlying technology.

Prior to the virtual casino site becoming operational the Company expects to incur the following costs.

      *As previously stated, a payment to DDB in the amount of $1,250,000 due under the terms of the Web Site Development and Maintenance Agreement is to be paid into escrow for DDB to resume work on Phase 1. This amount includes all test service and all other associated costs. There are no other costs involved.

      *Executive Salaries of $17,000 per month.

      *Consulting fees of $14,000 per month

      *Other general and administrative expenses such as rent,
advertising,
telephone, legal, accounting, marketing, travel and entertainment, office
supplies and all other expenses, estimated to be approximately  $9,000 per
month.

Phase 1 will be hosted in the Plano WebRANCH (an existing high visibility web site) for four (4) months to do BETA testing of the games. Phase I is expected to take five months to complete. During this time Internet will allow players to "gamble" with "fun money." Internet plans to promote the Web Site to advertisers based on the number of hits at the Web Site. During this period,
Internet plans to conduct tournaments that will offer prizes from advertisers based on criteria such as highest number of points, top fifty players, or most wins. Because an advertiser is interested in capturing demographic information about the user and certain users are unwilling to enter this information, it is anticipated that the games will be run under two different levels in Phase 1.
 Level one will allow anybody to play for free and will not require the user to enter any demographic information. Level 2 will allow players to compete in
"tournaments" and against the house. This Phase will require the user to enter all the appropriate demographic information. Internet will focus its attention on gaining a customer base in Europe and Asia and believes that by offering this multi-level virtual casino experience it will be able to gain a better penetration into the marketplace.

Phase 2 will include the development of multi-player games.   Under
Phase 2 it
will be possible for players to reserve a table and play against the dealer with their own friends. Internet's revenue for multi-player games will be a percentage of the actual money gambled. In addition, Internet will seek advertising revenue by selling the demographic information obtained from its players or by offering advertising space on the Web Site. Internet envisions designing advertising space that would be similar to the shops at the forum at
Caesar's Palace Hotel and Casino.

During this Phase, the user will be playing directly against the dealer. The
Web Site will be very visual and will simulate as many aspects associated with a live casino experience as possible. Once the user is connected to the Game
Server, the Game Server will tell the user which card, number and suit, or symbol to display. Based on this interplay, the user will win, lose or draw.

Markets

Internet's marketing plan will be focused solely on international markets for its virtual casino. This plan will be the primary focus for Internet's marketing efforts during the coming fiscal year.

During the past fiscal year, Internet has focused soley on development stage activities. At the present time, Internet has not selected which countries it intends to target to develop a customer base nor has it conducted any independent market surveys to determine demand for the Internet's products and services elsewhere in the world. Internet plans to select the countries it intends to target after the Company has completed the private placement for
Internet.

Raw Materials

Internet plans to use no material raw materials in its operations

Customers and Competition

The principal customers of Internet are expected to be individuals from countries outside the U.S. There are a number of companies which now or in the future plan to market similar competing products and services as those of
Internet. At the present time, Internet is aware of no major competitor in its proposed market. Internet believes that the market is divided up among very small operations, none of whom have a significant share of the market on an individual basis.

To the extent that Internet is unable to interest consumers to accept its proposed products and services, Internet could have difficulty in achieving its goals and objectives, of ever becoming profitable, or of even continuing as a viable entity. Internet believes that it can develop a viable segment of its proposed market, although Internet has not yet started to compete. In any case, Internet expects competition to be intense. The market for all of Internet's proposed products and services probably has limited barriers to entry for other competing operations, so that the competitive picture could change at any time. Consequently, the number of competitors could be substantial, although such is not the case at this point.

Proprietary Information

Internet plans to use copyrighted software, trade secrets, and other proprietary information in connection with its proposed operations. At the present time, Internet, as a development stage company, owns no material proprietary information.

Government Regulation

Internet's proposed operations are expected to involve potentially significant governmental oversight and regulation. In order to begin operations, Internet's foreign subsidiary must obtain a license from the government of Dominica, which is expected to exercise a continuing role in the oversight of Internet's foreign subsidiary's operations. Other jurisdictions may also exercise oversight of Internet's foreign subsidiary's operations. Internet believes that, while such oversight and regulation will have a significant impact on its ability to operate, Internet will make every effort to become adequately staffed to deal with this impact. The complete impact of such governmental regulation cannot be foreseen at this time.

Internet will otherwise also be governed by federal and state laws of general applicability, none of which are expected to be material to Internet's planned operations. Such regulation is not considered to be burdensome on
Internet or to have a material effect on Internet's ability to operate or to make a profit. Otherwise, Internet is not subject to any material governmental regulation or approvals.

Research and Development

Internet has not made any expenditures as of the six months ended June 30, 1997 for research and development.

Environmental Compliance

Internet is not expected to be subject to any material costs for compliance with any environmental laws in any jurisdiction in which it proposes to operate.

Employees

Internet has two employees. They are Anthony Kay, President, CEO and Treasurer and Steven E. Bright Vice-President and Secretary Internet's employees are not represented by any union or collective bargaining group, and there is no history of any labor problems, or disputes. Internet has the human resources at present time to fulfill it current business plan but expects to hire additional employees in the future for expansion of its operations in the ordinary course of business.

Mr. Kay has served as President, CEO and Treasurer of Global since September, 1996. From December 1978 to September 1996, Mr. Kay served as President and CEO of Secutron Corp. where he was successful in leading the Company from a one man operation to a corporation with 40 employees and annual revenues in excess of $5 million. Utilizing the technicaltraining offered by IBM, including IBM's campus program at the University of Pennsylvania's Wharton School, he became a recognized expert in the design and development of software systems for the securities industry. In addition, he designed and built systems for the manufacturing and distribution, oil and gas and trucking industries.

Mr. Kay is a founding member and former treasurer of the Colorado Software Association. Mr. Kay also founded Midrange Solutions Corporation, a wholly owned subsidiary of Secutron Corp., which specializes as a systems integrator and third party solution provider. Midrange became one of the regions largest resellers of IBM's equipment and has won IBM's business partner of the year award. Midrange was also selected by JD Edwards Company to market and sell its newly announced Genesis Product in a six state area.

Mr. Steven Bright has served as President and Director of Global since its inception until September 1996 when he resigned as President and became Vice President. Mr. Bright is engaged full time in the practice of law and currently serves as an officer, director and principalshareholder of Graham, Bright & Smith, P.C. in Dallas, Texas. Mr. Bright's practice emphasizes international law, commercial, financial and business planning. Mr. Bright attended the University of Texas and received hisJuris Doctorate Degree Cum Laude from Baylor School of Law in 1975.

Internet's employees are not represented by any union or collective bargaining group, and there is no history of any labor problems, or disputes. Internet has the human resources at present to fulfill its current business plan but expects to hire additional employees in the future for expansion of its operations in the ordinary course of business.

Internet has not been subject to any bankruptcy, receivership or similar proceedings.

Backlog

At September 30, 1997, Internet had no backlogs.

Financial Statements, Global Internet Corporation
Enclosed are the audited financial statements of Global Internet
Corporation for the period ended December 31, 1996 and unaudited financial statements for the period ended September 30, 1997.

To the Board of Directors
Global Internet Corporation
Denver, Colorado

Independent Auditor's Report

I have audited the accompanying balance sheet of Global Internet Corporation ( A Development Stage Company) as of December 31, 1996, and the related statements of operations, changes in stockholders deficiency, and cash flows for the period June 4, 1996 (Inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Internet Corporation (A Development Stage Company) as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. Additionally, the Company has entered into a Web Site and Development and Maintenance Agreement with an unaffiliated third party which requires the Company to place into escrow approximately $1,250,000 to fund the development of the software necessary for the Company to commence its business plan. Should the Company be unsuccessful in obtaining the funds necessary to meet the escrow requirements by January 15, 1998, the Web Site Development and Maintenance Agreement shall terminate and the contractual relationship between the parties will end. Accordingly, the Company would have to explore other avenues of developing its business plan.

As further discussed in Note 1 to the financial statements, the Company's business plan encompasses creating software aimed at developing a virtual casino to provide gambling on the Internet. There are no assurances that the Company will receive the necessary permits and or licenses from the various federal, state, local or international authorities that will allow the Company to commence and implement its business plan. Management's plans regarding these matters are described in Note 1. The financial statements do not include and adjustments that might result from the outcome of these uncertainties.


Gerald R. Hendricks & Company, P.C.
May 21, 1997, expect for the third paragraph of
Note 6, the date of which is November 25, 1997
Westminster, Colorado

GLOBAL INTERNET COPORATION
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

ASSETS

                                            December 31,   September 30,
                                             1996               1997
                                                          (Unaudited)
CURRENT ASSETS:
 Cash and cash equivalents                  $  68,918       $    1,924
----------------------------------------------------------------------
   Total current assets                        68,918            1,924

PROPERTY AND EQUIPMENT, net                       607            2,358
----------------------------------------------------------------------
                                           $   69,525       $    4,282
=====================================================================

LIABILITIES AND STOCKHOLDERS  DEFICIENCY

CURRENT LIABILITIES:
 Convertible note-related party            $  325,000       $  357,000
 Unsecured advances                                 -          35,300
Accounts payable-
  Third party                                  83,648           3,456
  Related party                                48,849          55,946
Accrued expenses-related parties-
  Salaries                                     68,000         221,000
  Interest                                      6,000          31,875
----------------------------------------------------------------------
Total current liabilities                     531,497         704,577
----------------------------------------------------------------------
COMMITMENT  AND CONTINGENCIES                       -               -

STOCKHOLDERS DEFICIENCY:
Preferred stock, $.01 par value,
         5,000,000 shares authorized,
 none issued                                        -               -
  Common stock, $.001 par value,
    10,000,000 shares authorized,
 2,985,000 issued and outstanding               2,985           2,985
  Additional paid-in capital                   11,940          11,940
  Deficit accumulated during the
   development stage                         (476,897)       (715,220)
----------------------------------------------------------------------
                                             (461,972)       (700,295)
                                          $    69,525      $    4,282
=====================================================================
The accompanying notes are an integral part of these financial statements.

GLOBAL INTERNET COPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS


                                                              Cumulative
                                              Inception       Inception
                            (June 4, 1996)    For the Nine  (June 4,
1996)
                                  To         Months Ended         To
                             December 31,   September 30,  September 30,
                                1996           1997             1997
                                            (Unaudited)     (Unaudited)
INTEREST INCOME           $   1,132          $      90      $     1,222

OPERATING EXPENSES:
 Research and development   292,507                  ?          292,507
  Professional fees-
   Third party                  860                  ?              860
   Related parties           96,103             38,817          134,920
Salaries
 related parties             68,000            153,000          221,000
Interest  related
 Parties                      6,000             25,875           31,875
Marketing                     4,030                 75            4,105
Travel and entertainment      3,983              6,022           10,005
Telephone and
 communications               2,935              5,496            8,431
Deprecation                       ?                563              563
Other                         3,611              8,565           12,176
-----------------------------------------------------------------------
                            478,029            238,413          716,442
-----------------------------------------------------------------------
NET LOSS                 $ (476,897)       $  (238,323)    $   (715,220)
========================================================================

NET LOSS PER
 COMMON SHARE            $     (.16)       $      (.08)    $       (.24)
========================================================================
WEIGHTED AVERAGE
 NUMBER OF
  SHARES OUTSTANDING      2,985,000          2,985,000        2,985,000
========================================================================

The accompanying notes are an integral part of these financial statements.

GLOBAL INTERNET COPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS DEFICIENCY

                                                            Deficit
                                                           Accumulated
                                               Additional  During the
                      Class A Common Stock     Paid-in     Development
                          Shares    Amount     Capital     Stage
Total
BALANCE, June 4,
 1996, (Inception)         0    $      0   $       0   $     0    $    0

 Shares issued
 for cash at
  $.005 per share     2,985,000       2,985      11,940       0   14,925

Net loss for
 the period                                           (476,897)(476,897)
-----------------------------------------------------------------------


BALANCE, December
 31, 1996            2,985,000      2,985     11,940  (476,897)(461,972)

Net loss for
 the period	                                          (238,323)(238,323)
---------------------------------------------------------------------
BALANCE, September
 30, 1997,
  (Unaudited)       2,985,000    $  2,985 $  11,940 $(715,220)$(700,295)
=======================================================================

The accompanying notes are an integral part of these financial statements.

GLOBAL INTERNET COPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
                                                           Cumulative
                               Inception    For the Nine     Inception
                             (June 4, 1996)    Months     (June 4, 1996)
                                  To          Ended             To
                             December 31,   September 30,  September 30,
                               1996            1997            1997
                                          (Unaudited)    (Unaudited)

CASH FLOW FROM OPERATING
 ACTIVITIES:
  Net loss                   $  (476,897)    $  (238,323)   $  (715,220)
------------------------------------------------------------------------
 Adjustments to reconcile net
  loss to net cash used in
   operating activities-
     Deprecation                      -             563            563
Change in liabilities-
 Increase (decrease)
  in accounts payable            132,497         (73,095)        59,402
Increase in accrued expenses      74,000         178,875        252,875
-----------------------------------------------------------------------
                                 206,497         106,343        312,840
-----------------------------------------------------------------------
NET CASH USED IN OPERATING
 ACTIVITIES                     (270,400)       (131,980)      (402,380)
-----------------------------------------------------------------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchase of property
    and equipment                  (607)         (2,314)        (2,921)
-----------------------------------------------------------------------
NET CASH USED IN
  INVESTING ACTIVITIES             (607)         (2,314)        (2,921)
-----------------------------------------------------------------------
CASH FLOW FROM FINANCING
 ACTIVITIES:
  Proceeds from
 convertible note                325,000          32,000        357,000
Proceeds from unsecured
 Advances                             -          35,300         35,300
Issuance of common
 stock for cash                  14,925               ?         14,925
-----------------------------------------------------------------------

NET CASH PROVIDED BY
 FINANCING ACTIVITIES            339,925          67,300        407,225
-----------------------------------------------------------------------
NET INCREASE (DECREASE)
 IN CASH                          68,918         (66,994)         1,924
CASH AND CASH EQUIVALENTS,
 Beginning                             -          68,918              -
---------------------------------------------------------------------
CASH AND CASH EQUIVALENTS,
 Ending                     $     68,918       $   1,924   $      1,924
======================================================================
The accompanying notes are an integral part of these financial statements.

[CAPTION]
GLOBAL INTERNET CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Financial data at September 30, 1997 and for the nine month period ended September 30, 1997 is unaudited)

1.Organization and Business Activity
   Interim Financial Statements (Unaudited)

In the opinion of Global Internet Corporation (the Company), the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company at September 30, 1997, and the results of its operations and changes in cash flows for the nine months ended September 30, 1997. There were no significant, material operations of Company from June 4, 1996 (inception) through September 30, 1996. The results of operations for the nine months ended September 30, 1997, are not necessarily indicative of the results to be expected for the full year.

The Company

The Company was incorporated in the State of Delaware on June 4, 1996. The Company is in the development stage and development stage activities have consisted of raising equity and debt capital and research and development activities aimed at developing a virtual casino to provide gambling on the Internet. Global Casinos, Inc. (Global) owns 58.6% of the Company's outstanding common stock.

During the period ended December 31, 1996, the Company received $14,925 of equity financing in cash and $325,000 in debt financing from Global through the issuance of a 10% note, due October, 1997. In February 1997, the Company received an additional $32,000 in debt financing from Global. (See Note 4). During the nine month period ended September 30, 1997, the Company received $35,300 in unsecured advances from First Entertainment, Inc. (First Entertainment). (See Notes 5 and 9).The Company is attempting to raise additional equity capital. As further discussed in Note 6, the Company has entered into a Web Site
Development and Maintenance Agreement with an unaffiliated third party which requires the Company to place into escrow approximately $1,250,000 to fund the development of the software necessary for the Company to commence its business plan. Should the Company be unsuccessful in obtaining the funds necessary to meet the escrow requirements by January 15, 1998, the Web Site Development and Maintenance Agreement shall terminate and the contractual relationship between the parties will end. Accordingly, the Company would have to explore other avenues of developing its business plan.

The Company's business plan encompasses creating software aimed at developing a virtual casino to provide gambling on the Internet. There are no assurances that the Company will receive the necessary permits and or licenses from the various federal, state, local or international authorities that will allow the Company to commence and implement its business plan.

GLOBAL INTERNET CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Financial data at September 30, 1997 and for the nine month period ended September 30, 1997 is unaudited)

There can be no assurance that the Company's business will develop as anticipated
by management or that additional financing will be available. Management is
attempting to raise additional equity capital to meet the requirements of the
Web
Site Development and Maintenance Agreement, and to provide working capital.
Additionally, the Company is attempting to identify and comply with the necessary
permits and licenses necessary to develop and implement a virtual casino to
provide gambling on the Internet.   The financial statements do not
include any
adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result if the
Company is unable to continue as a going concern.

2. Summary of Significant Accounting Policies

   Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

   Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight line method over the estimated useful lives of five years.

Expenditures for maintenance and repairs are charged directly to the appropriate operating account at the time the expense is incurred. Expenditures determined to represent additions and betterments are capitalized.

Capitalized Software Costs

Pursuant to Statement of Financial Accounting Standards No. 86, 'Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, issued by the Financial Accounting Standards Board, the Company is required to capitalized certain software development and production costs once technological feasibility has been achieved; that is, when the product design and a working model of the software have been completed and the working model and its consistency with the product design have been confirmed by testing.
The cost
of purchased software is capitalized when related to a product which has achieved technological feasibility or that has an alternative future use. The Company records all costs incurred to establish the technological feasibility of computer software to be sold, leased or otherwise marketed as research and development costs. For the periods ended December 31, 1996 and September 30, 1997, the
Company did not capitalized any software development costs.

 GLOBAL INTERNET CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Financial data at September 30, 1997 and for the nine month period ended September 30, 1997 is unaudited)

   Impairment of Long-Lived Assets

Management of the Company periodically reviews the carrying value of long-lived assets for potential impairment by comparing the carrying value of those assets with their related, expected future net cash flows. Should the sum of the related, expected future net cash flows be less than the carrying value, management would determine whether an impairment loss should be recognized. An impairment loss would be measured by the amount by which the carrying value of the asset exceeds the future discounted cash flows.

   Income Taxes

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

2.  Summary of Significant Accounting Policies, continued

   Net Loss Per Common Share

The net loss per common share is based on the weighed average number of common shares outstanding during the periods, including the common stock equivalents resulting from dilutive stock options. No common stock equivalents are included in the computation of net loss per share as these equivalents are antidilutive.

   Stock Options

In October 1995 the Financial Accounting Standards Board issued
Statement of
Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-
Based
Compensation. This new standard defines a fair value based method for accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion
No.
25, the former standard. If the former standard for measurement is elected,
SFAS
No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria. The Company intends to use the measurement prescribed by
APB Opinion No. 25, and accordingly, this pronouncement will not affect the
Company's financial position or results of operations.

GLOBAL INTERNET CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Financial data at September 30, 1997 and for the nine month period ended September 30, 1997 is unaudited)

   Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Fair Value of Financial Statements

The carrying amounts of financial instruments, consisting of cash and cash equivalents, approximates fair value as of December 31, 1996 and September 30,
1997, because of the relatively short maturity of these instruments. The carrying value of the convertible note payable approximates fair value as of December
31,
1996 and September 30, 1997, based upon market prices for the same or similar debt issues.

3. Property and Equipment

Property and equipment, consisting solely of office equipment, had a net book value of $607 and $2,358 at December 31, 1996 and September 30, 1997, respectively.

Depreciation expense for the periods ended December 31, 1996 and September 30,
1997 was $0 and $563, respectively.

4.  Convertible Note

During the period ended December 31, 1996, the Company received, from time to time, advances from Global amounting to $325,000. Subsequently in February
1997,
the Company executed a Convertible Promissory Note (the Convertible
Note)
with Global.  The Convertible Note bears interest at 10%, is due October
31,
1997. The Convertible Note is without collateral. Global can elect to convert the principal and any accrued and unpaid interest into common stock of the
Company at the greater of the current market price of the Company's stock or
$.25.

In February 1997, the Company received an additional $32,000 from Global and added this amount to the outstanding balance of the convertible note with the same terms and conditions.

Interest expense charged to operations for the periods ended December
31, 1996
and September 30, 1997, was $6,000 and $25,875, respectively.

GLOBAL INTERNET CORPORATION
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Financial data at September 30, 1997 and for the nine month period ended September 30, 1997 is unaudited)

5. Related Parties

During the periods ended December 31, 1996 and September 30, 1997, the Company incurred $6,125 and $27,000, respectively, in consulting fees to an entity in which an officer, director and stockholder is a principal.

During the periods ended December 31, 1996 and September 30, 1997, the Company incurred legal fees to two individuals, one who is a stockholder and one who is an officer and stockholder totaling $89,978 and $11,817, respectively.

The Company has entered into employment agreements with two individuals one who is an officer, director and stockholder and one who is an officer and stockholder. The employment agreement with the President and Chief Executive
Officer is for a period of ten years from September 1, 1996, and calls for monthly payments in the amount of $10,000 until the Company achieves profitability, at which point his compensation shall be increased to $15,000.
 In the event that his salary is deferred, he is entitled to receive additional compensation equal to 5% interest on the deferred amount. In connection with the execution of this agreement, this individual received 50,000 stock options to acquire shares of the Company's common stock at an exercise price of $.25 per share.

The other employment agreement with the Vice President and Secretary is for a period of three years from September 1, 1996, and calls for monthly payments in the amount of $7,000. In the event that his salary is deferred, he is entitled to receive additional compensation equal to 5% interest on the deferred amount.
 In connection with the execution of this agreement, this individual received
50,000 stock options to acquire shares of the Company's common stock at an exercise price of $.25 per share.

The Company has not paid any amounts to these individuals pursuant to their employment contracts. For the periods ended December 31, 1996 and September
30, 1997, the Company recorded salary expense of $68,000 and $153,000, respectively, and a corresponding liability totaling $68,000 and $221,000, respectively.

5. Related Parties, continued

During the nine month period ended September 30, 1997, the Company received advances from First Entertainment amounting to $35,300. The advances are not pursuant to any formal loan agreement, bear no interest and have no specific repayment terms.

GLOBAL INTERNET CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Financial data at September 30, 1997 and for the nine month period ended September 30, 1997 is unaudited)

6.  Commitment and Contingencies

   Commitment

The Company has entered into a Web Site Development and Maintenance Agreement with an unaffiliated third party to develop a virtual Internet casino. The Web
Site Development and Maintenance Agreement was amended in November 1996 and subsequently in March 1997.

The March 1997 amendment requires escrow payments to be made in the amount of
$1,039,840 payable as follows:  $346,613 at the execution of the March
1997
amendment, $346,613 upon the commencement of work as evidenced by written notice from the unaffiliated third party that work has commenced; and, $346,613 at the completion of the initial phase. If the escrow is funded after March 25, 1997 but before June 16, 1997, the cost of the initial phase will be increased 5%.
 If the escrow is funded after June 16, 1997 but before September 15, 1997, the cost of the initial phase will be increased 10%.

The Company has extended the agreement until January 15, 1998; however, in connection with this extension, the Company was informed by the unaffiliated third party that the total cost to develop the virtual Internet casino has increased another 10%. Accordingly, the Company anticipates that the total costs to develop this software will now approximate $1,250,000. If the escrow is not funded on or before January 15, 1998, the Web Site Development and Maintenance
Agreement shall terminate and the contractual relationship between the parties will end.

   Contingencies

   Global

During 1995 and 1996, Global and certain officers and directors of
Global
received requests for information from the U.S. Securities and Exchange Commission (SEC) related to an investigation begun by the SEC during 1994 into
various matters, including certain transactions in securities by Global and one of its officers and directors. On January 13, 1997, Global was notified that the
SEC staff intended to recommend initiation of administrative procedures for a
Cease and Desist Order against Global and two of its former officers and directors with violations of certain provisions of federal securities laws.
Global has engaged in negotiations with the SEC staff concerning possible disposition of this matter. Based upon the content of these discussions, management of Global believes that the outcome of this matter will not have a material adverse effect on the business of Global; however, there can be no assurance as to the final outcome of the investigation or the impact, if any, on the operations of the Company.

GLOBAL INTERNET CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Financial data at September 30, 1997 and for the nine month period ended September 30, 1997 is unaudited)

6.  Commitment and Contingencies, continued
   Contingencies, continued

   Income taxes

As of September 30, 1997, the Company had not filed its federal and state income tax returns for the period ended December 31, 1996. The Company believes that no taxes are due and owing because of the significant losses that the Company has incurred; however, there may be penalties that the Company has incurred due to its noncompliance with federal tax laws. Management is attempting to prepare and file the necessary returns.

7. Stockholders Deficiency
   Preferred stock

The Company is authorized to issue 5,000,000 shares of its $.01 par value preferred stock. The shares may be issued in such series and with such preferences as may be determined by the Board of Directors. No preferred shares have been issued by the Company.

   Common stock

During the period ended December 31, 1996, the Company received $14,925 in cash and issued 2,985,000 shares ($.001 per share) of its common stock.

   Stock Option Plan

The Company established the 1996 Stock Option Plan (the Plan) and reserved up to 750,000 shares to be issued pursuant to the Plan. Under the Plan, stock option can be granted at prices not less than 100% of the fair market value of the Companys stock at the date of grant. Options are exercisable for a period of five years.

Option information is as follows:
Options outstanding, June 4, 1996 (inception)
-
Granted
450,000
Options outstanding, December 31, 1996
450,000
Granted
100,000
Options outstanding, September 30, 1997
550,000
Option exercise prices                                        $
 .25
Exercisable options
550,000
Weighted average exercise price                               $
 .25
Options available for future grant
200,000

7. Stockholders Deficiency, continued
   Rescinded Stock Transaction

During the period ended September 30, 1997, the Company entered into an agreement to sell 600,000 shares of its $.001 par value stock for $3,000, or $.005 per share. The sale agreement was made between the Company and two entities; one of which is owned by the wife of the president and chief executive officer of
First
Entertainment, and the other is owned by a shareholder of First
Entertainment.
 The sale agreement was not approved by the Board of Directors of First Entertainment; accordingly, the amounts received from these two entities have been recorded as accounts payable.

8. Income Taxes

At September 30, 1997, the Company has net operating loss carryforwards, for federal income tax purposes of approximately $715,000 expiring in 2012.

When more than a 50% change in ownership occurs, over a three year period, as defined, the Tax Reform Act of 1986 limits the utilization of net operating loss
(NOL) carryforwards in the year following the change in ownership. Therefore, it is possible that the Companys utilization of its NOL carryforwards may be partially reduced as a result of future changes in stock ownership due to the proposed Agreement and Plan of Reorganization discussed in Note 9. No determination has been made as of September 30, 1997 as to what implications, if any, there will be in net operating loss carryforwards of the Company.

9. Subsequent Event

In May 1997, Global entered into an Agreement and Plan of Reorganization with
First Entertainment whereby Global would exchange 1,500,000 (86%) shares of the
Companys commons stock that it owns and the $357,000 convertible note that
Global holds for 30,000 shares of First Entertainment Class B
Convertible
Preferred Stock and 1,500,000 warrants. The warrants shall be for a period of five years from the date of issuance and will be exercisable at $1.25 per share.

The Agreement and Plan of Reorganization allows other stockholders of the
Company
to exchange their shares at a different exchange rate. Each share tendered by stockholders other than Global, shall be exchanged for one warrant that is exercisable for a five year period at $1.25 per share.

The Agreement and Plan of Reorganization is subject to the approval of the stockholders of the Company and First Entertainment.

Managements Discussion and Analysis or Plan of Operation

The Company incurred a loss of approximately $477,000 for the period ended
December 31, 1996 whose activities consisted of raising debt and equity financing and research and development activities aimed at developing a virtual casino to provide gambling on the Internet. The Company incurred a loss of $238,000 for the
nine months ended September 31, 1997 and its activities are limited due to the lack of working capital and consist primarily of capital raising activities.
For
the period June 4, 1996 (inception) to September 30, 1996 there were no material operations of the Company as such a statement of operations has not been included.

The Company had essentially no revenues, deriving interest income of
$1,100
from
the investment of idle cash for 1996. Total costs and expenses for 1996 were
$478,000 of which $292,000 represented research and development costs,
$97,000
in legal fees, $68,000 in accrued salaries and other general and administrative expenses of $21,000. The Company accrues salaries of $17,000 a month for its president and vice-president under the terms of employment agreements which commenced September, 1996. Total costs and expenses for the nine months ended
September 30, 1997 were $238,000 of which $153,000 represents accrued salaries,
$25,000 in interest, $39,000 in related party consulting fees and $21,000 in other general and administrative expenses. The Company has not paid any amounts to these individuals pursuant to their employment contracts.

Of the total of $292,000 in research and development costs in 1996 ,
$283,000
represents payments to DDB Needham Interactive Communications to develop a virtual internet casino. There were no research and development costs incurred in 1997.

At December 31, 1996 the Company had a working capital deficit of $462,000 and at September 30, 1997 the working capital deficit increased to $703,000. To finance part of its operations in 1997 the Company received an advance from
First
Entertainment, Inc. of $35,000. The advance is unsecured and non-interest bearing. In addition, the Company is in default on the $357,000 convertible note payable. The accompanying financial statements have been prepared assuming the
Company will continue as a going concern. As discussed in Note 1 to the financial statements the Company has incurred losses form operations and has a working capital deficit. The Company has a Web Site Development and Maintenance
Agreement with an unaffiliated third party which requires the payment of approximately $1.25 million. Further software development is on hold until such time as the payment is made under the Agreement. Once the monies have been escrowed the Company expects the software to be completed 140 days after commencement. It is imperative that the Company raise the financing required, approximately $2.2 million, to develop the internet gaming site and to provide working capital through the end of 1998. There can be no assurance that the
Company will be successful in raising the financing necessary. If the Company is unsuccessful it will have to explore other avenues of developing its business plan.


UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Consolidated Financial Statements of the
Company are based on the Consolidated Financial Statements of the Company, adjusted to give effect of the acquisition of Global Internet
Corporation

The unaudited pro forma combined balance sheet at September 30, 1997 presents adjustments for the acquisition of Global Internet Corporation as if the transaction had occurred on September 30, 1997.

The unaudited pro forma combined statement of operations data for the year ended
December 31, 1996 and for the nine months ended September 30, 1997 presents adjustments for the acquisition of Global Internet Corporation as if the transaction had occurred on January 1, 1996.

In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

The unaudited pro forma combined financial statements should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, and the Financial Statements and Notes thereto of Global Internet
Corporation. The unaudited pro forma combined financial statements of operations data are not necessarily indicative of the results that would have been reported had such events actually occurred on the date specified, nor are they indicative of the Company's future results. There can be no assurance that the pending acquisition of Global Internet Corporation will be consummated.

UNAUDITED PRO FORMA  COMBINED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 1996


Company
                                Company      Global        Pro Forma
Pro
Forma
                            As Reported   As Reported(1) Adjustments
Combined
Revenues                    $ 2,139,451
$2,139,451
------------------------------------------------------------------------
------
Cost of goods sold            1,617,365
1,617,365
Depreciation and
 amortization                   326,522                  49,400(2)
375,922
Management fees, affiliate      408,000
408,000
Selling, general and
    Administrative            1,394,683    472,029
1,866,712
------------------------------------------------------------------------
--------
-
Total cost and expenses       3,746,570    472,029
4,267,999
Operating loss from
 continuing operations       (1,607,119   (472,029)
(2,128,548)
Other Income (Expense)
  Interest expense             (102,791)    (6,000)     6,000(3)
(102,791)
  Interest income                            1,132
1,132
  Other, net                     22,961
22,961
------------------------------------------------------------------------
-----
Loss from continuing
 operations  before
  minority interest          (1,686,949)  (476,897)
(2,207,246)
Minority interest
 in net loss
  of subsidiaries                39,655               238,448(4)
278,103
------------------------------------------------------------------------
-----
Loss from continuing
  Operations                 (1,647,294)
(1,929,143)

Net Loss Per Share
  Continuing Operations           $(.39)
$(.46)

Weighted Average Shares
  Outstanding                 4,168,661
4,168,661


NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(1) Reflects the historical operating results of Global Internet
Corporation as
though the acquisition had been consummated on January 1, 1996.

(2) Reflects the amortization of the goodwill on a straight line basis over ten years.

(3) Consolidation elimination entry to eliminate related party interest income with related party interest expense.

(4)  Reflects minority interest in net loss of Global Internet
Corporation.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
September 30, 1997

                             Company        Global      Pro Forma
Pro Forma
                           As Reported   As Reported    Adjustments
Combined
Assets
Current assets        $   427,574     $    1,924     $357,000(1)     $
429,498
------------------------------------------------------------------------
------
                                                     (357,000)(2)
Property and
 equipment, net           616,372          2,358
618,730
License, net of
 Amortization             783,033
783,033
Note receivable,
 noncurrent               900,000
900,000
Goodwill, net             521,313                     32,000(1)
864,639
------------------------------------------------------------------------
------
                                                      (388,970)(1)
                                                        700,296(3)
Total assets           $3,248,292   $      4,282                   $
3,595,900
========================================================================
=======
Liabilities and
 Stockholders Equity
Current portion of
 long term debt        $  818,767        357,000    (357,000)(2)   $
818,767
Other current
 Liabilities              517,911        347,577
865,488
------------------------------------------------------------------------
-----
Total current
 Liabilities            1,336,678        704,577
1,684,255
------------------------------------------------------------------------
-----
Long term debt            199,791
199,791
------------------------------------------------------------------------
------
Minority interest         199,428
199,428
------------------------------------------------------------------------
-------
Preferred stock               161                          30 (1)
191
Common stock               49,412          2,985       (2,984)(3)
49,413
Additional paid
 in capital            14,027,505         11,940      (11,940)(3)
14,027,505
Accumulated deficit   (12,564,683)      (715,220)     715,220 (3)
(12,564,683)
------------------------------------------------------------------------
------
Stockholders'
 equity (deficit)       1,512,395       (700,295)
1,512,426
------------------------------------------------------------------------
------
Total Liabilities
 and Stockholders'
  Equity               $3,248,292       $  4,282                 $
3,595,900

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(1) Reflects the issuance of 30,000 shares of the Company's convertible preferred stock to acquire 1,500,000 shares of Global Internet Corporation and a convertible note receivable from Global Casinos Inc. on September 30, 1997.

(2) Consolidation elimination entry to eliminate the convertible note receivable against the convertible note payable.

(3) Consolidation elimination entry to eliminate the stockholders equity of
Global Internet Corporation (the acquiree) and to record the excess of purchase price over net assets acquired as goodwill.

UNAUDITED PRO FORMA  COMBINED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 1997


Company
                         Company       Global           Pro Forma
Pro Forma
                        As Reported    As Reported(1)   Adjustments
Combined
Revenues                 $ 1,784,502
$1,273,354
------------------------------------------------------------------------
-------
Cost of goods sold         1,462,510
1,462,510
Depreciation and
 amortization                180,967         563        25,750(2)
207,280
Selling, general and
    Administrative           870,182     211,975
1,082,157
------------------------------------------------------------------------
------
Total cost and
 Expenses                  2,513,659     212,538
2,751,947
------------------------------------------------------------------------
-------
Operating loss from
 continuing operations     ( 729,157)   (212,538)
(1,478,593)
Other Income (Expense)
  Interest expense           (70,590)    (25,875)       25,875(3)
(70,590)
  Interest income                             90
90
    Other, net                 1,059
1,059
------------------------------------------------------------------------
-------
Loss before minority
 Interest                   (798,688)   (238,323)
(1,548,034)
Minority interest in
 Net Loss                     63,712                   118,684(4)
182,396
------------------------------------------------------------------------
------
Net Loss                   $(734,976)  $(238,323)
$(1,365,638)
========================================================================
======

Net Loss Per Share             $(.13)
$(.23)

Weighted Average Shares
 Outstanding              5,818,474
5,818,474

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(1) Reflects the historical operating results of Global Internet
Corporation as
though the acquisition had been consummated on January 1, 1996.

(2) Reflects the amortization of the goodwill on a straight line basis over ten years.

(3) Consolidation elimination entry to eliminate related party interest income with related party interest expense.

(4)  Reflects minority interest in net loss of Global Internet
Corporation.

Closing of the Transaction.

This agreement was entered into on May 3, 1997, and the convertible preferred stock was issued to Global Casinos Inc. (Subject to ratification and approval of the Companys shareholders)with the approval of the Boards of Directors of both the Company and Internet. The Board of the Company has submitted this transaction to the shareholders of the Company for ratification and approval of the completed transaction which was ratified on December 5, 1997.

                               DETERMINATION OF OFFERING PRICE

The public price of the Shares are based upon the trading price of the Common Shares as determined by the market from time to time. All salesof Shares will at the then-current market bid price. Except that the Shares are being sold at the trading price, such price, or prices, as the case may be, otherwise bears no relationship to the Company's assets, book value, net worth, earnings, actual results of operations or any other established investment criteria. Further, except to the extent of the historical trading price of the Common Shares, the sale prices of the Shares should not be considered an indication of the actual or potential value of the Company's securities See "RISK FACTORS" and "DESCRIPTION OF SECURITIES."

                                SELLING SHAREHOLDERS

The following Selling Shareholders are registering their shares for sale to the public in connection with this distribution:

Name                    Relationship to Company     Amount of Securities
                                                     Prior to Offering
Creative Business
Services, Inc.           Consultant                   60,000(2)
Charles Bonniwell        Shareholder                  30,000(2)
Frank D"Alessio          Shareholder                 150,000(2)
Michael Payne            Shareholder                 120,000(2)
Monty R. Lamirato, PC    Consultant                   10,000(2)
Cindy Jones              Officer                      20,000(1)
Michael Berry            Employee                     15,000(2)
Wende Curtis             Employee                     15,000(2)
Nicholas Catalano        Director                     10,000(1)

(1)These individuals have the right, by ownership or option, to the number of shares indicated and are affiliates, as that term is used under Rule 405 the Securities Act of 1933, as amended. As a result, their shares are control securities which must be sold pursuant to a reoffer prospectus and are otherwise subject to the limitations of Rule 144(e). That is, each person may not reoffer or resell, whether individually or acting in concert with other persons, more than one percent of the issued and outstanding shares of the Company in any consecutive three month period. At the present time, one percent would equal approximately 62,000 shares.

(2)Each individual plans to sell all shares owned by such person which can be sold pursuant to this Form S-3 Registration Statement.

                                PLAN OF DISTRIBUTION

The Selling Shareholders are offering their Shares at the then-current market bid price of the Shares for the period of the effectiveness of this Prospectus for sale on a "best efforts basis," to the public. Broker-dealers may be utilized by the Selling Shareholders to sell some or all of the Shares and, if so, will be paid the ordinary and customary commissions for such sales. At the present time, there are no firm arrangements with any broker-dealers for sales of the Shares.
See "DESCRIPTION OF SECURITIES" and "SELLING SHAREHOLDERS."

The Selling Shareholders intend to sell all of their Shares registered hereunder and will immediately utilize the proceeds of the offering as and when raised and regardless of how many Shares are ultimately sold. The Company will receive no proceeds whatsoever from the sale of the Shares.

Securities To Be Outstanding After The Offering

As of the date of this Prospectus, 6,176,504 Shares of the Company's $.008 par value Common Stock were issued and outstanding, along with a total of 10,689 shares of Class A Preferred Stock, 23,867 shares of Class B Preferred Stock and a 125,000 shares of Class C Preferred Stock. The Selling Shareholders are selling previously issued Shares. Therefore, upon the sale of the maximum number of Shares in of this Offering, the same number of Shares will be outstanding.

Use of Proceeds

The Selling Shareholders will utilize any and all of proceeds of this Offering which are not paid for commissions to licensed broker-dealers. The Company will receive no portion whatsoever of the proceeds of this Offering.




                          DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 50,000,000 shares of Common Stock, no par value. Immediately prior to this Offering, 6,176,504 shares of Common Stock were outstanding. The holders of Common Stock have one vote per share on all matters (including election of Directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or preemptive rights.


The Common Stock currently outstanding is validly issued, fully paid and non-assessable. In the event of liquidation of the Company, the holders of Common Stock will share equally in any balance of the Company's assets available for distribution to them after satisfaction of creditors and the holders of the Company's senior securities. The Company may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefor, but has paid no cash dividends on its Common Stock.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of Preferred Stock, $0.001 par value. As of the date of this Prospectus, 10,689 shares of Class A Preferred Stock, 23,867 Share of Class B Preferred Stock and 125,000 shares of Class C Preferred Stock are issued and outstanding.

Generally , the Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders over common shareholders. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without shareholder approval. The issuance of Preferred Stock may have the affect of delaying or preventing a change in control of the Company without any further action by shareholders. Except as disclosed herein, there are no present plans to issue any such shares.

A total of 3,000,000 shares have been classified as Class A Preferred Stock. This Stock has annual cumulative dividends of 7% per annum, was redeemable by the Company not later than November 18, 1996, and is convertible into common shares on a four-for-one basis. This Stock also carries a liquidation preference superior to all other equity of the Company.

A total of 1,000,000 shares have been classified as Class B Preferred Stock. This Stock has annual cumulative dividends of 6% per annum, if and when declared, is redeemable by the Company into common shares at a rate of $12.00 per share.

A total of 1,000,000 shares have been classified as Class C Preferred Stock. This Stock has no dividend provision, is convertible by the Company into common shares at a conversion price of Class C Preferred Stock equal to the average previous thirty day bid price of the Common Shares on the date of conversion.

Dividend Policy

The Company has never declared nor paid dividends on its Common Stock. At the present time, the Company has an accumulated deficit which precludes it from paying dividends. Nevertheless, it is the present intention of the Company not to pay dividends in the foreseeable future; but rather to retain its earnings, if any, to finance its growth, and to increase its capital base.

                            LEGAL MATTERS

David Wagner & Associates, P.C., Englewood, Colorado, Attorneys at Law, has rendered its opinion that the Shares offered pursuant to this Prospectus will, when issued as described in this Prospectus, be duly authorized, validly issued, fully paid and non-assessable shares of the Company.


                           TRANSFER AGENT

The transfer agent for the Company's Common Stock is American
Securities Transfer, Incorporated, 988 Quail Street, Suite 101,
Lakewood, Colorado 80215.
The telephone number is (303) 234-5300.

                               ANNUAL REPORTS

The Company furnishes to Shareholders, after the close of each fiscal year, an annual report which contains financial statements examined by independent public accountants. In addition, the Company furnishes to Shareholders unaudited quarterly reports.

                                  EXPERTS

The financial statements of the Company incorporated by reference into this
Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding the Company's ability to continue as a going concern, incorporated herein by reference, and are incorporated herein in reliance upon such report, given upon the authority of said firm as experts in auditng and accounting.

The financial statements of Global Internet Corporation have been audited by
Gerald R. Hendricks & Company, P.C., an independent certified public accountant, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding Globals ability to continue as a going concern, are included herein, given upon the authority of said firm as experts in auditing and accounting.


No dealer, salesman or other person is
authorized to give any information or to make any representation other than those contained in this Prospectus, and if given or made such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell any security other than the securities offered by this Prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
 Neither the delivery of this Prospectus
nor any sale hereunder shall under any
circumstance create any implication that there has been no change in the affairs of the Company since the date hereof. Any material change to the offer will be reflected by an amendment or supplement to the Registration Statement, of which this Prospectus is a part.

TABLE OF CONTENTS
Item                                   Page

AVAILABLE INFORMATION
INCORPORATION BY
REFERENCE
THE COMPANY
RISK FACTORS
BUSINESS
DETERMINATION OF
 OFFERING PRICE
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
LEGAL MATTERS
TRANSFER AGENT
ANNUAL REPORTS

Until February 28, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the securities offered hereby, whether or not participating in this distribution, may be required to deliver a current
Prospectus. This is in addition to the obligation of dealers to deliver a current Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





FIRST ENTERTAINMENT, INC.






                  PROSPECTUS





          December 12, 1997

                                 PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution.


Other expenses in connection with the registration of the securities hereunder which will be paid by the Company will be substantially as follows:


                                                         Amount Payable
Item                                                       by Company
S.E.C. Registration Fees                                    $   180.00
Accounting Fees and Expenses                                $ 2,000.00*
State Securities Laws (Blue Sky)
  Fees and Expenses                                         $ 1,000.00*
Printing and Engraving                                      $ 1,000.00*
Legal Fees                                                  $ 3,000.00*
Miscellaneous                                               $   820.00*
TOTAL                                                       $ 8,000.00

*Represents an estimate for the purpose of this filing.


Item 15.   Indemnification of Directors and Officers.

The Company's Articles of Incorporation authorize the Board of
Directors, on
behalf of the Company and without shareholder action, to exercise all of the
Company's powers of indemnification to the maximum extent permitted under the applicable statute. Title 7 of the Colorado Revised Statutes, 1986 Replacement
Volume ("CRS"), as amended, permits the Company to indemnify its directors, officers, employees, fiduciaries, and agents as follows:

Section 7-109-102 of CRS permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

  (a) The person conducted himself or herself in good faith;

  (b) The person reasonably believed:

       (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

       (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

 (c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

A corporation may not indemnify such person under this Section 7-109-102 of CRS:

 (a) In connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation; or

 (b) In connection with any other proceeding charging that such person derived an improper benefit, whether or not involving action in an official capacity, in which proceeding such person was adjudged liable on the basis that he or she derived an improper personal benefit.

Unless limited by the Articles of Incorporation, and there are not such limitations with respect to the Company, Section 7-109-103 of CRS requires that the corporation shall indemnify such a person against reasonable expenses who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because of his status with the corporation.

Under Section 7-109-104 of CRS, the corporation may pay reasonable fees in advance of final disposition of the proceeding if:

 (a) Such person furnishes to the corporation a written affirmation of the such person's good faith belief that he or she has met the Standard of Conduct described in Section 7-109-102 of CRS;

(b) Such person furnishes the corporation a written undertaking, executed personally or on person's behalf, to repay the advance if it is ultimately determined that he or she did not meet the Standard of Conduct in
Section 7-109-
102 of CRS; and

(c) A determination is made that the facts then known to those making the determination would not preclude indemnification.

Under Section 7-109-106 of CRS, a corporation may not indemnify such person, including advanced payments, unless authorized in the specific case after a determination has been made that indemnification of such person is permissible in the circumstances because he met the Standard of Conduct under
Section 7-109-
102 of CRS and such person has made the specific affirmation and undertaking required under the statute. The required determinations are to be made by a majority vote of a quorum of the Board of Directors, utilizing only directors who are not parties to the proceeding. If a quorum cannot be obtained, the determination can be made by a majority vote of a committee of the Board, which consists of at least two directors who are not parties to the proceeding. If neither a quorum of the Board nor a committee of the Board can be established, then the determination can be made either by the Shareholders or by independent legal counsel selected by majority vote of the Board of Directors.

The corporation is required by Section 7-109-110 of CRS to notify the shareholders in writing of any indemnification of a director with or before notice of the next shareholders' meeting.

Under Section 7-109-105 of CRS, such person may apply to any court of competent jurisdiction for a determination that such person is entitled under the statute to be indemnified from reasonable expenses.

Under Section 7-107(1)(c) of CRS, a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent than the foregoing indemnification provisions, if not inconsistent with public policy, and if provided for in the corporation's bylaw, general or specific action of the Board of Directors, or shareholders, or contract.

Section 7-109-108 of CRS permits the corporation to purchase and maintain insurance to pay for any indemnification of reasonable expenses as discussed herein.

The indemnification discussed herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.   Exhibits.

The following is a complete list of Exhibits as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of
Item 601(a) of Regulation S-K, which are incorporated herein:

Exhibit No.
5.0    Opinion of Issuer's Counsel re: Legality
24.1    Consent of Issuer's Counsel
24.2 Consent of Independent Public Accountant- BDO Seidman, LLP
24.3   Consent of Independent Public Accountant-Gerald R. Hendricks &
Company,
P.C.

Item 17.   Undertakings.

A.   To Deliver Certificates.

The undersigned registrant hereby undertakes to provide certificates in such denominations and registered in such names to permit prompt delivery to each purchaser.

B.    Indemnification

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

C.   Rule 415 Offering.

   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;
(ii) to
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities
Act
of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the
Offering.

   D. Incorporation of Subsequent Exchange Act Documents.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   E. Incorporated Annual and Quarterly Reports.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                    SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the
City of Denver, State of Colorado on the 12TH day of December,  1997.

                                         FIRST ENTERTAINMENT, INC.


                                        By/s/ A.B. Goldberg
                                       A.B. Goldberg
                                       Principal Executive and Financial
Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

A MAJORITY OF THE BOARD OF DIRECTORS


Dated:   12/_12_/97                  By/s/ A.B. Goldberg
A.B. Goldberg
Director


Dated:   12/_12_/97                   By/s/ Thedore Jacobs
Theodore Jacobs
Director


Dated:   12/_12_/97                  By/s/ Nicholas Catalano
Nicholas Catalano
Director

Exhibits


Exhibit No.

5.0         Opinion of Issuer's Counsel re: Legality

24.1        Consent of Issuer's Counsel

24.2        Consent of Independent Public Accountant

24.3        Consent of Independent Public Accountant

                               Exhibit 5.0

                 Opinion of Issuer's Counsel re: Legality

DAVID WAGNER & ASSOCIATES, P.C.
Attorneys and Counselors at  Law
8400 East Prentice Avenue
Penthouse Suite
Englewood,  Colorado  80111
Telephone (303) 793-0304
Facsimile (303) 771-4562


December 1, 1997


Board of Directors
First Entertainment, Inc.
1999 Broadway
Suite #3135
Denver,  CO  80202


Gentlemen:

We have acted as counsel to First Entertainment, Inc. (the "Company") in connection with the preparation and filing of a Amendment No. 1
Registration
Statement on Form S-3 (the "Registration Statement") covering registration under the Securities Act 1933, as amended, of the subject shares of the Company's common stock, $.008 par value per share (the "Shares").

Based upon the foregoing, and assuming that Shares will be issued as set forth in the Registration Statement, at a time when effective, and that there will be full compliance with all applicable securities laws involved under the Securities
Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states in which the Shares may be sold, we are of the opinion that, upon issuance of the
Shares according the Registration Statement and receipt of the consideration to be paid for the Shares, the Shares will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company. This opinion does not cover any matters related to any re-offer or re-sale of the Shares by the beneficiary thereof, once issued as described in the Registration Statement.

This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based on our knowledge of the law and facts as of the date hereof. We assume no duty to communicate with the Company in respect to any matter which comes to our attention hereafter.

Very truly yours,
DAVID WAGNER & ASSOCIATES, P.C.



                                      Exhibit 24.1

                            Consent of Issuer's Counsel

                       DAVID WAGNER & ASSOCIATES, P.C.


December 1, 1997


We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus which is made a part of the
Registration Statement.


Very truly yours,
DAVID WAGNER &  ASSOCIATES, P.C.

                              Exhibit No. 24.2

                  Consent of Independent Public Accountant


           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



First Entertainment, Inc.
Denver, Colorado


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 3,
1997, which report contains an explanatory paragraph relative to a going concern uncertainty, relating to the consolidated financial statements of First Entertainment, Inc. appearing the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

We also consent to the reference to us under the caption "Experts" in the
Prospectus.

BDO Seidman, LLP

Denver, Colorado
December 1, 1997

                                 Exhibit No. 24.3

                    Consent of Independent Public Accountant

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



First Entertainment, Inc.
Denver, Colorado

I hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of my report dated May 21, 1997, except for the third paragraph of Note 6, the date of which is November 25, 1997, which report contains an explanatory paragraph relative to the Company's ability to continue in existence as a going concern, relating to the financial statements of Global Internet Corporation for the period June 4, 1996 (inception) through
December 31, 1996.

I also consent to the reference to me under the caption Experts in the Prospectus.



Gerald R. Hendricks & Company, P.C.


Westminster, Colorado
November 28, 1997